Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made by and between OfficeMax Incorporated, a Delaware corporation (the “Company”), and Ravichandra K. Saligram (the “Executive”), dated October 13, 2010 and effective as of the Effective Date (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, the Company wishes to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, it is agreed as follows:

1. TERM. The term of this Agreement (the “Term”) and Executive’s employment hereunder shall commence on November 8, 2010 (the “Effective Date”) and end on November 7, 2013, provided that, commencing on November 8, 2013 and on each subsequent anniversary thereof (each, a “Renewal Date”), the Term shall be extended by an additional year unless either party shall have given written notice of non-renewal to the other at least 90 days prior to the applicable Renewal Date.

2. POSITION AND DUTIES.

(a) During the Term the Executive shall serve as the Chief Executive Officer and President of the Company, in each case with such duties and responsibilities as are customarily assigned to such positions, and have such other duties and responsibilities not inconsistent therewith as may from time to time be reasonably assigned to him by the board of directors of the Company (the “Board”). As of the Effective Date or as soon thereafter as practicable, the Company shall cause the Executive to be elected as a member of the Board. Thereafter, while the Executive is employed by the Company during the Term, the Company shall cause the Executive to be included in the slate of persons nominated to serve as directors on the Board following the end of each term of the Executive’s service as a director. Upon any termination of his employment with the Company, the Executive shall promptly resign from the Board and from all other offices held with the Company and its subsidiaries.

(b) During the Term, and excluding any periods of paid time off to which the Executive is entitled, the Executive shall devote his full working attention and time to the business and affairs of the Company and use the Executive’s reasonable best efforts to carry out such responsibilities faithfully and efficiently. The parties agree the Executive shall be permitted to remain in the positions listed on the attached Exhibit A. During the Term, the Executive shall be limited to one publicly traded for-profit outside board position. All participation on outside boards of directors or committees of any kind beyond those listed on Exhibit A are subject to prior approval by the Board. It shall not be considered a violation of the foregoing for the Executive to manage his personal investments.

(c) During the Term, the Executive shall be based at the Company’s principal headquarters in Naperville, Illinois, except for travel reasonably required for the performance of the Executive’s duties hereunder. The Executive shall use commercially reasonable efforts to establish his principal residence in the greater Chicago, Illinois area within six months (the “Relocation Period”) following the Effective Date and maintain his principal residence there during the Term. Notwithstanding the above, if the Executive is unable to sell his home within such six-month period, the Company shall extend the Relocation Period for an additional three months. For the avoidance of doubt, so long as the Executive establishes his principal residence in the greater Chicago, Illinois area prior to the end of the Relocation Period, the fact that the Executive has not sold his current residence prior to the end of the Relocation Period shall not be deemed a breach of this subsection.

3. COMPENSATION.

(a) BASE SALARY. During the Term, the Executive shall receive an annual base salary (“Annual Base Salary”) of $900,000. The Annual Base Salary shall be payable in accordance with the Company’s regular payroll practice for its senior executives, as in effect from time to time. During the Term, the Annual Base Salary shall be periodically reviewed by the Executive Compensation Committee of the Board (the “Compensation Committee”) for possible increase. Following any such increase, the term “Annual Base Salary” shall thereafter refer to the Annual Base Salary as so increased.

(b) CASH BONUSES.

(i) SIGN-ON BONUS AND CLAWBACK. Within 14 business days following the Effective Date, the Company shall pay the Executive a lump sum cash sign-on bonus of $250,000 (the “Sign-on Bonus”). If the Executive resigns his employment with the Company within 12 months of the Effective Date without Good Reason as defined herein, then within 14 business days following such resignation the Executive shall repay the Sign-on Bonus to the Company.

(ii) ANNUAL INCENTIVE AWARD. For fiscal years during the Term, the Executive shall participate in annual cash incentive compensation plans, as adopted and approved by the Board or the Compensation Committee from time to time, with targets and performance measures determined by the Compensation Committee. The Executive’s annual target cash incentive opportunity pursuant to such plans for each fiscal year shall equal 100% (or such greater percentage as the Board may establish for the Executive from time to time) of the Executive’s Annual Base Salary, with a maximum award not less than 200% of the target cash incentive level. With respect to the award for the Company’s 2010 fiscal year, the Executive’s annual cash incentive award shall be governed by the provisions of the 2003 OfficeMax Incentive and Performance Plan (the “Plan”) (or subsequent plans as adopted by the Company) and an award agreement substantially in the form attached as Exhibit B, and any award under the Plan for 2010 shall be prorated based on the proportion of 2010 fiscal year that the Executive is employed by the Company. All annual cash incentive awards payable to the Executive will be paid at the time the Company normally pays such awards to its senior executives.

(c) STOCK OPTION GRANTS.

(i) INITIAL STOCK OPTION GRANT. On the Effective Date, the Compensation Committee shall grant to the Executive a seven-year nonqualified option (the “Initial Option”) to purchase 375,000 shares of the Company’s common stock (“Company Stock”), which is intended to replace compensation that the Executive is forfeiting as a result of termination of the Executive’s employment with his prior employer. The Initial Option shall have a per share exercise price equal to the closing price of the Company Stock on the New York Stock Exchange on the date of grant. The Initial Option shall vest and become fully exercisable with respect to 33.33% of the shares subject thereto on each of the first three anniversaries of the Effective Date and shall be governed by the provisions of the Plan and an option agreement substantially in the form attached hereto as Exhibit C.

(ii) OTHER STOCK OPTION GRANT. On the Effective Date, the Compensation Committee shall grant to the Executive an additional seven-year nonqualified option (the “Other Option”) to purchase 600,000 shares of Company Stock. The Other Option shall have a per share exercise price equal to the closing price of the Company Stock on the New York Stock Exchange on the date of grant. The Other Option shall vest with respect to 33.33% of the Company Stock subject to the Other Option on each of the first three anniversaries of the Effective Date and shall be governed by the provisions of the Plan and an option agreement substantially in the form attached hereto as Exhibit D.

(d) RESTRICTED STOCK UNIT GRANT. On the Effective Date, the Compensation Committee shall grant to the Executive an aggregate of 125,000 restricted Company Stock units under the Plan (such units, the “Initial Restricted Stock Units”), which is intended to replace compensation that the Executive is forfeiting as a result of termination of the Executive’s employment with his prior employer. The Initial Restricted Stock Units shall vest with respect to 33.33% of the Company Stock units on each of the first three anniversaries of the Effective Date and shall be governed by the provisions of the Plan and an agreement substantially in the form attached hereto as Exhibit E.

(e) OTHER LONG-TERM INCENTIVE COMPENSATION. Commencing with the Company’s 2011 fiscal year and annually thereafter while the Executive is employed during the Term, the Company shall grant to the Executive long-term incentive compensation awards which may consist of equity awards, long-term cash awards or other forms of long-term incentive compensation, as determined by the Compensation Committee and consistent with the form and mix provided to other senior officers of the Company. Such shall be awarded at the same time as regular long-term compensation is granted to other senior officers of the Company and shall have terms and conditions (including performance criteria, vesting schedules and acceleration provisions, if any) as determined by the Compensation Committee.

(f) OTHER BENEFITS. While the Executive is employed during the Term: (1) the Executive shall be entitled to participate in all tax-qualified retirement plans of the Company, all fringe benefit and perquisite practices, policies and programs of the Company, and all other employee benefit plans of the Company, in each case as are made available to the senior officers of the Company and (2) the Executive and/or the Executive’s eligible dependents, as the case may be, shall be eligible to participate in all welfare benefit plans, practices, policies and programs provided by the Company, including any medical, prescription, dental, disability, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs to the same extent, and subject to the same terms and conditions, as such arrangements are made available to the senior officers of the Company.

(g) PAID TIME OFF AND RELOCATION. The Executive shall be credited with 26 days paid time as of the Effective Date. For paid time off purposes only, the Executive will be credited with 12 years of service as of the Effective Date and will accrue paid time off pursuant to the Company’s paid time off policy. Carryover of unused paid time off from year to year shall be according to the terms of the policy. Except as otherwise set forth in this Section 3(g), the Executive shall be provided relocation benefits consistent with the Company’s relocation policy, attached as Exhibit F, for expenses incurred in connection with the relocation of the Executive and his spouse to the greater Chicago, Illinois, area. During the Relocation Period, the Company agrees to provide up to two months temporary housing and storage, plus a gross-up for applicable taxes, and if necessary an additional seven months temporary housing and storage, provided there shall be no gross-up beyond the first two months. Notwithstanding Exhibit F, the Executive shall not be required to repay relocation expense benefits to the Company upon a termination of employment for Good Reason, and “cause” as used in Exhibit F shall have the same meaning given to such term in this Agreement.

(h) CHANGE IN CONTROL AGREEMENT. On the Effective Date, the Executive and the Company shall enter into a change in control agreement (the “Change in Control Agreement”) substantially in the form as attached hereto as Exhibit G, it being understood that if the Executive’s employment is terminated under circumstances entitling him to severance benefits under this Agreement and the Change in Control Agreement, the severance payments described in Section 5(a) shall be offset (but not below zero) by similar payments and benefits provided under the Change in Control Agreement.

(i) PAYMENT OF FEES. The Company shall pay the Executive a lump sum cash payment equal to $45,000 within 14 days of the Effective Date for fees and expenses incurred by the Executive in connection with the preparation and negotiation of this Agreement.

(j) COBRA. The Company shall reimburse the Executive for the cost of COBRA continuation premiums incurred by him during the period between the Effective Date and the first day of the calendar month that immediately follows the Executive’s first 90 days of employment with the Company.

(k) DIRECTOR AND OFFICER LIABILITY INSURANCE COVERAGE. The Company agrees to maintain reasonable and customary director and officer liability insurance coverage that covers the Executive for the Term and seven years following the end of the Term.

4. TERMINATION OF EMPLOYMENT.

(a) DEATH OR DISABILITY. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during the Term. “Disability” means that the Executive is disabled within the meaning of the Company’s long-term disability policy or, if there is no such policy in effect, that (i) the Executive has been substantially unable, for a period of 180 consecutive calendar days, to perform the Executive’s duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and reasonably acceptable to the Executive or the Executive’s legal representative, has determined that the Executive is disabled. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Time”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Time.

(b) TERMINATION BY THE COMPANY.

(i) The Company may terminate the Executive’s employment during the Term for Cause or without Cause. “Cause” means the Executive’s (1) willful and continued failure to substantially perform his duties with the Company (other than failure resulting from the Executive’s incapacity due to physical or mental illness or injury, or actual or anticipated failure resulting from the Executive’s termination for Good Reason), after a demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, or (2) the Executive’s willful engagement in conduct which is materially injurious to the Company, monetarily or otherwise. For purposes of this Section 4(b)(i), no act or failure to act on the Executive’s part shall be considered “willful” unless done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s act or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until (X) a resolution is duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board (excluding the Executive) called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clauses (1) or (2) of this Section 4(b)(i) and specifying the particulars of the Executive’s conduct in detail, and (Y) a copy of this resolution is delivered to the Executive. All decisions by the Company regarding termination for Cause must be supported by clear and convincing evidence.

(c) GOOD REASON.

(i) The Executive may terminate employment for Good Reason or without Good Reason. “Good Reason” shall mean, without the Executive’s express written consent, (a) the assignment to the Executive of any duties materially inconsistent with the Executive’s responsibilities as an executive officer of the Company or a significant adverse alteration in responsibilities, provided that the election of another executive to the position of President of the Company shall not constitute Good Reason; (b) a material reduction in the Executive’s Annual Base Salary (other than in connection with across- the-board salary reduction similarly affecting all executives of the Company and all executives of any entity in control of the Company); (c) a material reduction in the Executive’s annual incentive award target; (d) a requirement that the Executive be based anywhere located more than 50 miles from Naperville, Illinois, which is the Company’s principal headquarters as of the Effective Date, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations in performing his duties hereunder; (e) a material reduction by the Company in aggregate benefits and compensation available to the Executive, including paid time off, welfare benefits, short-term incentives, pension, life insurance, healthcare and disability benefits, as compared to such benefits and compensation available to the Executive pursuant to this Agreement; (f) a material reduction by the Company in long-term equity incentives available to the Executive (other than in connection with across- the-board long-term equity incentive reductions similarly affecting all executives of the Company and all executives of any entity in control of the Company); (g) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement; or (h) any action or inaction that would constitute a material breach of this Agreement by the Company.

(ii) A termination of employment by the Executive for Good Reason shall be effectuated by delivering a Notice of Termination to the Company within 90 days following the occurrence of the event constituting Good Reason (“Notice of Termination for Good Reason”), which Notice of Termination for Good Reason shall set forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. The Company shall have a 30 day period following the receipt of the Notice of Termination for Good Reason to cure such event or circumstance that constitutes Good Reason. If the Company does not cure the event or circumstance that constitutes Good Reason, the Executive’s employment shall terminate on the date set forth in the Notice of Termination for Good Reason, which date shall not be later than 30 days following the end of the Company’s 30 day cure period.

(d) DATE OF TERMINATION. The “Date of Termination” means the date of the Executive’s death, the Disability Effective Time or the date on which the termination of the Executive’s employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason is effective.

5. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

(a) OTHER THAN FOR CAUSE, DEATH OR DISABILITY, OR FOR GOOD REASON. If, during the Term, the Company terminates the Executive’s employment for any reason other than Cause, death or Disability, or the Executive terminates his employment for Good Reason, then, subject to Section 13(h) hereof and Section 6 hereof, the Company shall pay to the Executive, on the 60th day following the Date of Termination, a lump sum cash payment equal to two times the Executive’s Annual Base Salary (prior to taking into account any reduction that triggered Good Reason) immediately prior to the Date of Termination. In addition, on the first regularly scheduled Company payroll date following the Date of Termination, the Company shall pay to the Executive in a lump sum in cash any portion of the Executive’s Annual Base Salary, accrued, but unused, vacation time, and previously earned but unpaid bonus through the Date of Termination that has not yet been paid. Further, all of the Executive’s then outstanding equity awards shall be treated in accordance with the terms of the plan and agreements evidencing such equity awards. The Company shall also pay or provide to the Executive, in the event of such a termination, all compensation and benefits payable to the Executive under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination, and the Executive, his spouse and dependents shall for a period of up to 24 months following termination of employment be eligible to participate in Company medical, vision and life insurance at the employee (or, if applicable, family) premium and co-pay rates, subject to the following provisions: If a delay is required pursuant to Section 6(b), the Executive will pay the required insurance premiums for such life insurance coverage during the six-month period following the Executive’s termination of employment, and the Company shall pay to the Executive a payment equal to 150% of such premiums that the Executive paid during such period on the first regularly scheduled Company payroll date following the six-month anniversary of the date of the Executive’s termination. Further, in order to receive such continued medical and vision coverage at such rates, the Executive shall be required to pay to the Company at the same time that premium payments are due for the month an amount equal to the full monthly COBRA premium required by the Company under such plans for such coverage. Within five days following receipt of such payment, the Company shall reimburse to the Executive the amount of the monthly COBRA premium payment (the “Health Payment”). In addition, unless a delay is required pursuant to Section 6(b), on each date on which the monthly Health Payment is paid to the Executive, the Company shall pay to the Executive an additional amount equal to 50% of the monthly Health Payment. The Executive shall also be entitled to receive a prorata portion of the Executive’s annual incentive award for the fiscal year in which the Date of Termination occurs based on actual performance and to be paid at the same time as other senior officers of the company receive payments of annual incentive awards.

(b) DEATH AND DISABILITY. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Term, on the first regularly scheduled Company payroll date following the Date of Termination, the Company shall pay to the Executive or, in the case of the Executive’s death, to the Executive’s designated beneficiaries (or, if there is no such beneficiary, to the Executive’s estate or legal representative), in a lump sum in cash any portion of the Executive’s Annual Base Salary, accrued, but unused, vacation time, and previously earned but unpaid bonus through the Date of Termination that has not yet been paid. The Company shall also pay or provide to the Executive, in the event of such a termination, all compensation and benefits payable to the Executive under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Term, all of the Executive’s then outstanding equity awards shall be treated in accordance with the terms of the plan and agreements evidencing such equity awards.

(c) BY THE COMPANY FOR CAUSE; BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. If the Executive’s employment is terminated by the Company for Cause or the Executive voluntarily terminates employment other than for Good Reason during the Term then, (1) first regularly scheduled payroll date following the Date of Termination, the Company shall pay to the Executive in a lump sum in cash any portion of the Executive’s Annual Base Salary, accrued, but unused, vacation time, and bonus earned for completed fiscal years through the Date of Termination that has not been paid; (2) all outstanding equity awards shall be treated according to the provisions of the plan and agreements under which such awards were granted; and (3) the Company shall also pay or provide to the Executive all compensation and benefits payable to the Executive under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination.

6. SECTION 409A PROVISION.

(a) Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement that are deferred compensation subject to Section 409A may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, whenever payments under this Agreement are to be made in installments, each such installment shall be treated as a separate payment. Except to the extent permitted under Section 409A, in no event may the Executive designate the calendar year of any payment under this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, in all cases, if the Executive is a “specified employee” of the Company for purposes of Section 409A at the time of his separation from service (as determined pursuant to Section 409A) with the Company and if an exception under Section 409A does not apply, any severance payment(s) that constitute deferred compensation subject to Section 409A which are otherwise scheduled to be paid within the six-month period following the Executive’s separation from service shall be delayed so that they will be paid in a lump sum payment to the Executive on the first regularly scheduled Company payroll date following the six-month anniversary of the date of the Executive’s separation from service, which payment will be equal to the severance payment(s) that he would otherwise have received through such payroll date. The Executive is strongly encouraged to consult his own tax, financial and legal advisors regarding the effects of this Agreement on his personal tax situation. If the Executive dies during such six-month period and prior to the payment of the deferred compensation that is required to be delayed on account of Section 409A, such amount shall be paid to the personal representative of the Executive’s estate within 30 days after the Executive’s death.

(c) For purposes of applying the exceptions to Section 409A, the following rules shall apply. Any payments that would otherwise be payable (i) within two and one-half months after the end of the Company’s taxable year containing the date of the Executive’s separation from service, or (ii) within two and one-half months after the Executive’s taxable year containing the date of the

Executive’s separation from service, whichever occurs later (the “Short Term Deferral Period”), are exempt from Section 409A. Furthermore, any such payments paid after the Short Term Deferral Period are exempt from Section 409A as severance pay due to an involuntary separation from service to the extent that the sum of those payments is equal to or less than the maximum amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (the “Involuntary Separation Amount”) because such payments both are payable only upon the Executive’s “involuntary” separation from service for purposes of Section 409A and must be paid to the Executive no later than the last day of the Executive’s second taxable year following the taxable year in which the Executive’s separation from service occurs. Lastly, any such payments that are paid after the Short Term Deferral Period and otherwise exceed the Involuntary Separation Amount are exempt from Section 409A to the extent such payments in the aggregate do not exceed the applicable dollar amount under Section 402(g)(1)(B) for the year in which the Executive’s separation from service occurs (the “Limited Payments”). Accordingly, the sum of (1) such payments that are paid within the Short Term Deferral Period, (2) such payments paid after the Short Term Deferral Period that do not exceed the Involuntary Separation Amount, and (3) such payments paid after the Short Term Deferral Period that exceed the Involuntary Separation Amount, but only to the extent such payments constitute Limited Payments, are exempt from Section 409A and, therefore, notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” of the Company for purposes of Section 409A, only those payments that are not otherwise exempt from Section 409A under clause (1), (2), and (3) above and that would otherwise have been payable in the first six months following the Executive’s date of separation from service will not be paid to the Executive until the first regularly scheduled payroll date following the six-month anniversary of the date of the Executive’s separation from service, provided that if the Executive dies during such six-month period and prior to the payment of the deferred compensation that is required to be delayed on account of Section 409A, such amount shall be paid to the personal representative of the Executive’s estate within 30 days after the Executive’s death.

(d) To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year, and the right to reimbursement (and in-kind benefits provided to the Executive) under this Agreement shall not be subject to liquidation or exchange for another benefit.

7. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify.

8. FULL SETTLEMENT. Except as provided herein, the Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

9. CONFIDENTIAL INFORMATION; SOLICITATION; DISPARAGEMENT; COMPETITION. The Executive agrees that upon the Effective Date he will enter into a Nondisclosure and Fair Competition Agreement substantially in the form attached as Exhibit H. The Executive agrees that during and after his employment with the Company he shall not make any public statements that disparage the Company, its respective affiliates, employees, officers, directors, products or services. The Company agrees that during and after the Executive’s employment with the Company, no elected officer or director of the Company shall make any public statements that disparage the Executive.

10. DISPUTE RESOLUTION. Except for the Company’s right to seek injunctive relief as set forth in Section 8, all disputes arising under, related to, or in connection with this Agreement arising prior to a Change in Control shall be settled by expedited arbitration conducted before a panel of three arbitrators (with the Company selecting one arbitrator, the Executive selecting the second and the parties agreeing to the third arbitrator) sitting in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators in that proceeding shall be binding on the Company and the Executive. Judgment may be entered on the award of the arbitrators in any court having jurisdiction. All expenses of such arbitration, including legal fees, shall be borne by the respective parties in such arbitration, provided the Company shall reimburse the Executive for his fees and expenses if the Executive prevails on at least one material issue.

11. SUCCESSORS.

(a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

12. NO VIOLATIONS. As a material inducement to the Company’s willingness to enter into this Agreement, the Executive represents to the Company that neither the execution of this Agreement by the Executive, the employment of the Executive by the Company nor the performance by the Executive of his duties hereunder will constitute a violation by the Executive of any employment, non-competition or other agreement to which the Executive is a party.

13. MISCELLANEOUS.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

to his principal residence as reflected in the records of the Company

If to the Company:

Executive Vice President and General Counsel
OfficeMax Incorporated
263 Shuman Blvd.
Naperville, IL 60563

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 12. Notices and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f) The Executive and the Company acknowledge that this Agreement, the Annual Incentive Award Agreement, the Relocation Policy, the Initial Option Award Agreement, the Other Option Award Agreement, the Initial Restricted Stock Unit Award Agreement, the Change in Control Agreement, the Nondisclosure and Fair Competition Agreement, and the Form of Release constitute the entire understanding of the parties with respect to the subject matter hereof and supersede any other prior agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof and that, following the date hereof, no such agreement or understanding shall be of any further force or effect.

(g) The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void.

(h) In connection with any termination of the Executive’s employment, the Executive agrees to execute a release from liability in favor of the Company substantially in the form attached as Exhibit I, and such release must be irrevocable within 60 days from the date of termination.

(i) The Company and the Executive agree to fully cooperate with respect to the timing and content of any public announcement regarding the hiring of the Executive or the execution of this Agreement.

(j) If the Executive brings a claim to enforce his rights under this Agreement, the Company shall reimburse to the Executive all of the Executive’s legal fees and expenses if the Executive prevails on at least one material issue in such enforcement action.

(k) To the extent necessary to effectuate the terms of this Agreement, terms of this Agreement which must survive the termination of the Executive’s employment or the termination of this Agreement shall so survive.

(l) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad

Title:	EVP and General Counsel

/s/ Ravichandra Salligram
EXECUTIVE

EXHIBIT F

to Employment Agreement

OfficeMax Employees

Guaranteed Offer Relocation Policy

Benefits At-a-Glance

* This Assistance At-a-Glance document is provided for overview purposes only. For full benefit parameters, eligibility details and important reminders, please see the associated information presented in your Policy document. Your Relocation Counselor can help you confirm your eligibility for each of the possible benefits. *

Benefit	Brief Description *
Miscellaneous Allowance	You will qualify for an Allowance of four weeks’ new salary up to a maximum of $10,000. This allowance can assist you in paying various costs outside of policy.

Home Finding	The Company has designed a Home Finding program with WRRI to assist you with locating a residence at your new location and will reimburse expenses for you and your spouse/partner for two trips, up to a maximum of seven days and six nights.

Home Sale Assistance	The Company will provide assistance in selling your primary residence in the form of professional and aggressive home marketing strategies. Selling your home quickly and for the best price is not only good for you – it is also good for the Company. It expedites your relocation and keeps costs to a minimum. In the unfortunate event that a qualified buyer cannot be secured for your home after aggressive home marketing efforts, the Company will purchase your home for an appraised value offer as a fall-back option.

Home Marketing Allowance	To give your home an edge over the competition and to help it sell faster, OfficeMax will contribute an allowance of 1% of the indicated market/appraised value (not to exceed $3,000) to be used as a buyer incentive.

Home Sale Incentive	The Company strongly encourages you to follow our guidelines and will reward you for doing so with a Home Sale Incentive of up to 2% of the sale price if your home sells to a qualified buyer within 60 days, prior to the establishment of an appraised value and 1% after 60 days (See Appraisal Process).

Equity Advance	During your offer period, you may request an advance of up to 90% on the equity of your home, if needed, for the closing of your home in the new location. (Those impacted by the Sarbanes-Oxley Act of 2002 are not eligible.)

Rental Finder’s Fees	The Company may provide reimbursement of costs associated with obtaining a rented property, including agent’s commission and finder’s fees not to exceed one month’s rent.

New Home Closing Costs	For employees who own their primary residence in the departure location, if you choose to work with a Company-approved lender, specific closing costs are eligible for payment, including loan origination fees, discount points or mortgage broker points up to a maximum of 1% of the purchase price of the property.

Mortgage Assistance	To assist you in obtaining a mortgage, the Company has made an agreement with specific lenders to provide mortgage programs.

Temporary Living	If required to report to work at the new location prior to finding and/or occupying a new permanent residence, temporary living may be necessary. Temporary living is for you and accompanying family members, for a limited amount of time (a maximum of 60 days) and requires you to focus your efforts on obtaining a new residence quickly.

Household Goods - Moving	WRRI will handle arrangements for the movement of your household goods. Your Relocation Counselor will discuss your options and help you select the right services to expedite a cost-effective move. The Company will be billed directly from the carrier for the cost of shipping your household goods.

Household Goods - Storage	Storage, if necessary, is available for up to 60 days at the new location site.

©2008 Weichert Relocation Resources Inc.

Benefit	Brief Description *
Household Goods - Vehicles	The Company may pay the cost of moving up to two automobiles, provided the distance of your move is greater than 500 miles. If the distance is less than 500 miles, mileage will be reimbursed (at IRS relocation mileage reimbursement rates) for up to two vehicles.

Final Move Trip	Actual travel and lodging expenses incurred by you and your accompanying family members for the final move to the new location.

Spouse/Partner Career Assistance	Appropriate transition support and job search assistance through coaching, customized research and materials as needed, by a personal consultant who provides on-going support before, during and after the move, up to a maximum of $1,500.

Tax Gross-up Assistance	A tax “gross-up” will be made to help protect you on the taxes due from certain non-deductible relocation expenses.

Repayment Agreement	If you leave OfficeMax’s employment voluntarily or are discharged for cause at any time during the two-year period following your date of transfer, there will be repayment of relocation expense benefits to OfficeMax. Please refer to actual agreement for details.

©2008 Weichert Relocation Resources Inc.

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EXHIBIT I

to Employment Agreement

WAIVER OF CLAIMS AND GENERAL RELEASE

As this is a legal document, OfficeMax Incorporated (“the Company”) hereby advises Executive in writing to consult with an attorney prior to executing this Waiver of Claims and General Release (or the “Agreement”).

In consideration of the Benefits set forth in this Agreement and for other good and valuable consideration, the undersigned Executive agrees as follows:

1. Benefits Pursuant to [Executive’s Employment Agreement dated October     , 2010 (the “Employment Agreement”)] [the change in control letter agreement between Executive and the Company dated October     , 2010 (the “Change in Control Agreement”)], and as a result of [the Company’s decision to terminate Executive’s employment for other than Cause, death or Disability, or the Executive’s decision to terminate the Executive’s employment for Good Reason] [the Executive’s Qualifying Termination or Qualifying Early Termination], the Company, subject to Executive’s execution of this Agreement and the expiration of the revocation period described in Section 3 of this Agreement prior to the sixtieth day following Executive’s Date of Termination, shall pay or provide the payments and benefits set forth in [the Employment Agreement] [the Change in Control Agreement]. The Company agrees to maintain reasonable and customary director and officer liability insurance coverage that covers Executive for seven years following the Executive’s termination of employment with the Company.

In the event that the revocation period described in Section 3 of this Agreement has not expired prior to the sixtieth day following the Date of Termination, the payments and benefits described in [the Employment Agreement] [the Change in Control Agreement] will be forfeited. Capitalized terms in this Section 1 which are not defined in this Agreement shall be as defined in the [Employment] [Change in Control] Agreement.

2. Waiver of Claims and General Release

a. Executive, on behalf of himself, and Executive’s spouse, heirs, executors, administrators, children, and assigns, does hereby release and discharge the Company and its parents, subsidiaries, affiliates, related organizations and employee benefit plans, and all of their respective officers, trustees, directors, Associates, agents and shareholders (in their official and personal capacities), and all of their successors and assigns from and for all suits, causes of action, claims and demands, whether known or unknown, that Executive has or may have as of the date that Executive executes this Waiver of Claims and General Release, including without limitation, those arising out of, or in any way related to Executive’s employment with and termination of employment from the Company. This Waiver of Claims and General Release includes but is not limited to all claims in common law, contract and tort, including but not limited to claims for wrongful or retaliatory discharge, breach of express or implied contract, defamation or intentional infliction of emotional distress, and any claims under any federal, state and local statute, ordinance and regulation, including but not limited to Title VII of the

Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871, The Worker Adjustment and Retraining Notification Act of 1988, the National Labor Relations Act, the Age Discrimination in Employment Act (the “ADEA”), the Americans with Disabilities Act, the Family and Medical Leave Act, the Employees Retirement Income Security Act, the Equal Pay Act, and state or local employment discrimination and wage payment laws.

This Waiver of Claims and General Release (1) does not prevent or prohibit Executive from filing a charge or complaint with any state or federal agency or to cooperate or participate in any such matter even though Executive has waived and released all claims for any personal recovery and (2) does not include the release of (i) any vested benefits for which Executive is eligible in accordance with the express and written terms of the respective employee benefit plans (including pension plans) or programs in which Executive participates; (ii) rights accruing to Executive solely under this Agreement (including the payments and benefits described in Section 1 of this Agreement); (iii) claims to indemnification or insurance coverage provided under the Company’s certificate of incorporation, by-laws, and “D&O coverage” insurance policy that Executive may have with respect to any claims made or threatened against Executive in Executive’s capacity as a director, officer or employee of the Company; (iv) any rights or claims that Executive has relating to Executive’s outstanding equity rights or options to receive shares of common stock of the Company, as well as any shares of common stock of the Company that Executive owns and (v) claims that cannot be released as a matter of law or that arise after the date of this Agreement.

b. If a court of competent jurisdiction determines that Executive brings a claim waived under the first paragraph of Section 2(a), the Company shall be relieved of all obligations under this Agreement in addition to any other damages or relief a court may award; provided, however, that this Section 2(b) shall not apply to (i) claims under the ADEA or actions challenging the validity of the release of claims under the ADEA or (ii) the “whistleblower” provisions under the Dodd–Frank Wall Street Reform and Consumer Protection Act, the Sarbanes–Oxley Act or applicable State law; provided, further, that nothing in this agreement is intended or should be construed to mean that the release of claims under the ADEA is unenforceable, it being the parties’ intent that all such claims are being released.

c. The Company does not admit, and to the contrary, expressly denies, that it engaged in any unlawful or wrongful conduct with respect to Executive’s employment or otherwise.

3. Period to Consider Agreement and Revocation Period

Executive hereby acknowledges that he has been given at least twenty-one (21) calendar days to consider this Waiver of Claims and General Release and if Executive decides to accept its terms, he understands and agrees that he must return one (1) executed copy to the Company (to the person identified below in this Section 3) on or prior to the end of such twenty-one (21) day period.

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Executive has the right to revoke this Waiver of Claims and General Release within seven (7) calendar days after execution. Executive understands that he will not receive the Benefits described in Section 1 if he revokes. This Agreement shall not become effective until the revocation period has expired without an effective revocation.

Notice of revocation must be timely given in writing and received by the Company via personal delivery, overnight courier or U.S. Mail, postage prepaid, to:

General Counsel

OfficeMax Incorporated

263 Shuman Blvd.

Naperville, IL 60563

4. Cooperation Non-disparagement and Confidentiality

a. Executive understands and agrees that he is required to return all property, records and information of the Company, including any copies, to the Company. Executive further agrees that, during the two-year period following his termination of employment, Executive shall reasonably cooperate with the Company and/or its lawyers in connection with the legal affairs of the Company, on reasonable request and on terms and conditions mutually agreeable between Executive and the Company. The Company shall pay or reimburse Executive for Executive’s reasonable out-of-pocket costs and expenses in connection therewith.

b. Executive specifically agrees to preserve the confidentiality of all confidential and proprietary information of the Company, which information does not include any information that is in the public domain or disclosed by someone other than Executive. Executive also agrees to not disparage the Company in any way. The Company agrees that neither it nor any of its elected officers or directors will disparage Executive in any way.

5. Miscellaneous

Executive further acknowledges and agrees that:

a. He has read and understands the terms of this Waiver of Claims and General Release and knowingly and voluntarily enters into this Agreement;

b. The benefits provided to Executive under this Agreement are greater than the benefits that he would otherwise have been legally entitled to receive;

c. Executive understands and agrees that if any phrase, sentence or Section of this Agreement shall to any extent be held invalid, then the remainder of this Agreement or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected hereby, and all other phrases, sentences and paragraphs of this instrument shall be valid and enforced to the fullest extent permitted by law; and

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d. This Agreement describes all benefits to which Executive is entitled in connection with his termination of employment.

6. Governing Law.

For enforcement purposes, this Agreement shall be governed and construed according to the laws of the state of Delaware, without giving effect to any conflict of laws provisions.

AGREED:

Date:
Ravichandra K. Saligram

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